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                                  THE HARTFORD

LAST SURVIVOR EXCHANGE OPTION RIDER

This Rider gives You the option of exchanging the Last Survivor Policy to which it is attached, for an individual life insurance policy on the life of each of the Insureds under the Last Survivor Policy.

The Exchange Conditions and New Policies information are detailed below. All Exchange Conditions must be met before Your request to exercise this option will be approved.

EXCHANGE DATE

The Exchange Date will be the date We approve Your request to exercise the option under this Rider.

QUALIFIED EXCHANGE EVENTS

This option may be exercised only if one of the following Qualified Exchange Events occur:

       (a) A final judgement of divorce, in the case of Insureds who are married at the time the Policy was issued, which has been issued and in effect for 24 months;

       (b) The dissolution of a business entity, in which the Insureds are co-owners or business partners at the time the policy was issued; or

       (c)  The Federal Tax Law is changed, resulting in:

              (1)  the repeal of the unlimited marital deduction provision; or

              (2) a reduction of at least 50% of the tax rate in the maximum federal estate bracket.

EXCHANGE CONDITIONS

The exercise of this option is subject to all of the following conditions:

       (a)  This Policy and this Rider must be in force on the Exchange Date.

       (b) Both of the Insureds under this Policy must be living on the Exchange Date.

       (c) This Policy must be exchanged for two individual policies, one on each Insured.

       (d) Your request to exercise the option must be In Writing and received at the Individual Life Operations facility on or within 6 months of the Qualified Exchange Event together with evidence, satisfactory to Us, of the existence of a Qualified Exchange Event. If there is an assignment on the Policy, the assignee must consent, In Writing, to the exchange.

       (e) Each proposed Owner must have an insurable interest in the life of the Insured on his or her policy.

       (f) If the Qualified Exchange Event is the divorce of the Insureds, the Insureds may not be remarried to each other as of the Exchange Date.

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NEW POLICIES

The new policies issued on the Exchange Date will be subject to the following:

       (a) Each new policy will be an individual life insurance policy that We make available for this Rider as of the Exchange Date.

       (b) No evidence of insurability will be required.

       (c) The Policy Date of each new policy will be the same as the Exchange Date.

       (d) The Face Amount of each new policy will be one half of this Policy's current Face Amount.

       (e) Premiums for each new policy will be based on the Insured's Attained Age, sex and Insurance Class as shown in the Policy Specifications. If the new policy does not have the same Insurance Classes, the Insurance Class will be the Insurance Class most comparable to the Insurance Class shown in the Policy Specifications.

       (f) One half of the Account Value of this Policy will be credited to each of the new policies and any surrender charges will be waived on this Policy. However, if either Owner of the new policies exercises the free look provision, one half of the surrender charges of this policy, if any, will be assessed to that Owner.

       (g) Each new policy will be subject to one half the amount of any outstanding indebtedness on this Policy. If the outstanding indebtedness on a new policy exceeds the amount available for a loan under that policy, the outstanding indebtedness must be reduced to equal the available loan value of the new policy. Any excess must be paid in cash to Us.

       (h) Each new policy will be subject to any existing assignment of this Policy, unless otherwise directed by the assignee In Writing.

       (i) The Suicide and Incontestability periods on the new policies will be measured from the Date of Issue of this Policy.

       (j) Each new policy will be subject to the terms set forth in the new policy, including but not limited to, a new surrender charge schedule and policy charges.

GENERAL PROVISIONS

This Rider is part of the Policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions and limitations of such Policy.

This Rider is issued in consideration of the application(s) received (a copy(ies) of which is (are) attached). The Date of Issue of this Rider is the same as that of the Policy unless a different date is shown in the Policy Specifications of the Policy. The Rider Date is the same as the Policy Date unless a different date is shown in the Additional Benefit and Rider Section in the Policy Specification pages of the Policy.

TERMINATION

To terminate this Rider, notify Us In Writing. Otherwise, it will continue until the earliest of the following:

       (a)  when any Insured under this Policy reaches age 85;

       (b) when the Policy terminates; or

       (c)  upon the first death of one of the Insureds.

Signed for HARTFORD LIFE INSURANCE COMPANY

    /s/ Richard G. Costello                   /s/ Thomas M. Marra
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    RICHARD G. COSTELLO, SECRETARY            THOMAS M. MARRA, PRESIDENT

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